Exhibit 99.1


      Zale Reports Fourth Quarter and Full Year Financial Results

    DALLAS--(BUSINESS WIRE)--Aug. 31, 2006--Zale Corporation (NYSE:
ZLC), North America's largest specialty retailer of fine jewelry, today reported a net loss of $26.4 million, or $0.55 per share, for the Company's fourth quarter ended July 31, 2006. As previously announced, this loss includes a mostly non-cash after-tax charge of $23.9 million, or $0.50 per share, primarily consisting of (1) $16.8 million, or $0.35 per share, for inventory write-downs at the Zales and Bailey Banks & Biddle brands, (2) $3.3 million, or $0.07 per share, related to the termination of an information technology initiative that does not meet the needs of the business, and (3) a $2.9 million, or $0.06 per share, asset impairment charge related to certain test stores. Separately, the Company recorded an increase in accrued percentage rent of $1.5 million after tax, or $0.03 per share, related to prior periods. The Company also recorded a $1.9 million, or $0.04 per share tax charge related primarily to Canadian earnings. Excluding these items, the Company reported net earnings of $0.8 million, or $0.02 per diluted share. For the same period last year, the Company reported net earnings of $4.1 million, or $0.08 per diluted share.
    Total revenues for the fourth quarter increased by 3.9% to $490.7 million compared to last year's total revenue of $472.3 million. Last year's fourth quarter total revenues included $10.3 million from certain Bailey Banks & Biddle stores that were closed in this year's second fiscal quarter. Excluding these stores, total revenues increased 6.2% over last year's $462.0 million. Fourth quarter comparable store sales increased 3.5% compared to last year.
    "Our fourth quarter results, excluding the charges, were on plan," commented Betsy Burton, President and Chief Executive Officer. "We had better than expected top line growth in the Zales brand, offset by lower gross margins due to increased clearance."

    Fiscal 2006 Results

    Net earnings for fiscal year 2006 were $54.5 million, or $1.11 per diluted share. This includes the fourth quarter after-tax charges described above of $27.3 million, or $0.55 per diluted share. In addition, full year results include the following items recorded during the first nine months of the fiscal year: (1) charges related to the closing of certain Bailey Banks & Biddle locations of $21.2 million or $0.43 per diluted share, (2) a charge for Chief Executive Officer and Chief Operating Officer severance of $7.5 million or $0.15 per diluted share, (3) a tax benefit of $11.5 million or $0.23 per diluted share related to income repatriated from Canada under the American Jobs Creation Act, and (4) a gain from the settlement of certain retirement benefit obligations of $8.4 million or $0.17 per diluted share. Excluding these items, fiscal 2006 net earnings amounted to $90.7 million, or $1.84 per diluted share. For the same period last year, net earnings were $106.8 million, or $2.05 per diluted share.
    For the full fiscal year, total revenues increased 2.3% to $2.439 billion, compared to $2.383 billion for the prior fiscal year and includes $24.3 million and $49.8 million, respectively, from the closed Bailey Banks & Biddle stores. Excluding these stores, total revenues were $2.415 billion, compared to $2.333 billion last year, an increase of 3.5%. Full fiscal year comparable store sales, which do not include these stores, increased 1.6%.

    Fiscal 2007 Guidance

    For the full fiscal year ending July 31, 2007, the Company expects revenue growth of approximately 3% to 5% and comparable store sales growth of 2% to 3%. Earnings per diluted share are expected to be in the range of $1.98 to $2.08.
    With respect to Fiscal 2007 guidance, Ms. Burton commented, "In the first quarter, we will continue to aggressively clear discontinued merchandise in the Zales brand while concurrently investing in new and expanded assortments. Our focus is to deliver a solid performance across all brands in the critical Holiday quarter."
    For the first quarter ending October 31, 2006, the Company expects comparable store sales to increase from 0% to 2% and a loss per share from $(0.46) to $(0.42).

----------------------------------------------------------------------
                  Quarterly Guidance for Fiscal 2007
                 ------------------------------------

               Total Revenue        Comp Store
                 Increase         Sales Increase        Diluted EPS
             -----------------   -----------------   -----------------
 Q1               0% - 2%             0% - 2%        $(0.46) - $(0.42)

 Q2               5% - 6%             3% - 4%        $ 2.17 - $2.22

 Q3               4% - 6%             2% - 3%        $ 0.25 - $0.29

 Q4               3% - 4%             1% - 2%        $(0.02) - $0.00

 Full Year        3% - 5%             2% - 3%        $ 1.98 to $2.08
----------------------------------------------------------------------

    A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467, five minutes prior to the scheduled start time. The call also will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    The Company also announced that it will be presenting at the Goldman Sachs Retailing Conference on Thursday, September 7, 2006, at 1:55 p.m. Eastern Time. The presentation will be available on the Company's Web site at www.zalecorp.com.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,350 retail locations throughout the United States, Canada and Puerto Rico. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including statements regarding the Company's clearance plans, future sales, future comparable store sales and future earnings (loss) per share. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company recently appointed a new chief executive officer, who may initiate strategies or other changes in store levels, expenses, staffing and related matters; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; sales of businesses involve special risks, including the possibility that investor interest will not be at the level expected or that general market conditions, including interest rates, will not be conducive to a sale transaction. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005 and the Form 10-Q for the quarter ended April 30, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    (Tables and reconciliations to follow)

                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                         Three Months Ended      Twelve Months Ended
                               July 31,                July 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Total Revenues         $  490,695  $  472,342  $2,438,977  $2,383,066
    Comparable Store
     Sales %                  3.5%      -0.01%        1.6%        0.3%
Cost of Sales             257,370     225,566   1,215,636   1,157,226
                       ----------- ----------- ----------- -----------
Gross Margin              233,325     246,776   1,223,341   1,225,840
    % of Revenue             47.5%       52.2%       50.2%       51.4%
Selling, General and
 Administrative
 Expenses                 251,700     221,356   1,087,458     982,113
    % of Revenue             51.3%       46.9%       44.6%       41.2%
Cost of Insurance
 Operations                 1,684       1,542       6,699       6,084
Depreciation and
 Amortization Expense      14,973      15,656      59,771      59,840
Benefit from Settlement
 of Retirement Benefit
 Obligation                     -           -      13,403           -
                       ----------- ----------- ----------- -----------
Operating (Loss) /
 Earnings                 (35,033)      8,222      82,816     177,803
    % of Revenue             -7.1%        1.7%        3.4%        7.5%
                       ----------- ----------- ----------- -----------
Interest Expense, Net       3,500       1,735      11,185       7,725
                       ----------- ----------- ----------- -----------
(Loss) / Earnings
 Before Income Taxes      (38,533)      6,487      71,631     170,078
Income Taxes              (12,086)      2,434      17,094      63,303
                       ----------- ----------- ----------- -----------
Net (Loss) / Earnings  $  (26,447) $    4,053  $   54,537  $  106,775
                       =========== =========== =========== ===========

Basic Earnings (Loss)
 Per Common Share:
  Net Earnings Per
   Share                    (0.55)       0.08        1.12        2.08

Diluted Earnings (Loss)
 Per Common Share:
  Net Earnings Per
   Share                    (0.55)       0.08        1.11        2.05

Weighted Average Number
 of Common Shares
 Outstanding:
  Basic                    48,131      51,216      48,808      51,280
  Diluted                  48,427      51,920      49,211      51,975


----------------------------------------------------------------------
Reconciliation of Certain Charges and GAAP Earnings:

                         Three Months Ended      Twelve Months Ended
                            July 31, 2006           July 31, 2006
                       ----------------------- -----------------------


                         Amount     Per Share    Amount     Per Share
                       ----------- ----------- ----------- -----------
Certain benefits and
 charges
  Inventory Markdown
   Reserves            $  (16,752)      (0.35) $  (16,752)      (0.34)
  Termination of IT
   Initiative              (3,270)      (0.07)     (3,270)      (0.06)
  Asset Impairment
   Charge                  (2,870)      (0.06)     (2,870)      (0.06)
  Bailey Banks & Biddle
   Store Closing
   Charges / Other           (987)      (0.02)    (22,213)      (0.45)
  Settlement of
   Retirement Benefit
   Obligation                   -           -       8,350        0.17
       CEO and COO
  Severance Charges             -           -      (7,518)      (0.15)
                       ----------- ----------- ----------- -----------
                       $  (23,879)      (0.50) $  (44,273)      (0.89)

  Accrued Rent             (1,475)      (0.03)     (1,475)      (0.03)
  Tax Charges /
   Benefits                (1,920)      (0.04)      9,545        0.19

Earnings before certain
 benefits and charges         827        0.02      90,740        1.84

Net (Loss) / Earnings
 (GAAP)                $  (26,447)      (0.55) $   54,537        1.11
----------------------------------------------------------------------




                   ZALE CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET DATA
                   (Unaudited, Dollars in thousands)

                                                     Difference
                         July 31,    July 31,  July 2006 vs July 2005
                          2006        2005       Amount      Percent
                       ----------- ----------- ----------- -----------
ASSETS
Current Assets:
  Cash and Cash
   Equivalents         $   42,594  $   55,446  $  (12,852)      -23.2%
  Merchandise
   Inventories            903,294     853,580      49,714         5.8%
  Other Current Assets    103,356      64,042      39,314        61.4%
                       ----------- ----------- ----------- -----------
Total Current Assets    1,049,244     973,068      76,176         7.8%

Property and
 Equipment, Net           283,721     282,033       1,688         0.6%
Goodwill, Net              96,339      90,774       5,565         6.1%
Other Assets               33,264      35,025      (1,761)       -5.0%
Deferred Tax Asset, Net         -           -           0         0.0%
                       ----------- ----------- ----------- -----------
Total Assets           $1,462,568  $1,380,900      81,668         5.9%
                       =========== =========== =========== ===========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts Payable and
   Accrued Liabilities $  343,240  $  296,309  $   46,931        15.8%
  Deferred Tax
   Liability, Net          51,365      56,356      (4,991)       -8.9%
                       ----------- ----------- ----------- -----------
Total Current
 Liabilities              394,605     352,665      41,940        11.9%

Non-current Liabilities    20,105      37,325     (17,220)      -46.1%
Non-current Tax
 Liability, Net            13,506      13,850        (344)       -2.5%
Long-term Debt            202,813     129,800      73,013        56.3%
Long-Term Accrued Rent     31,504      29,672       1,832         6.2%

Commitments and
 Contingencies

Stockholders' Investment:
  Common Stock                538         531           7         1.3%
  Additional Paid-In
   Capital                110,049      88,970      21,079        23.7%
  Accumulated Other
   Comprehensive Income    31,434      24,119       7,315        30.3%
  Accumulated Earnings    809,774     755,237      54,537         7.2%
  Deferred Compensation    (1,761)     (1,269)       (492)       38.8%
                       ----------- ----------- ----------- -----------
                          950,034     867,588      82,446         9.5%
  Treasury Stock         (150,000)    (50,000)   (100,000)      200.0%
                       ----------- ----------- ----------- -----------
Total Stockholders'
 Investment               800,034     817,588     (17,554)       -2.1%
                       ----------- ----------- ----------- -----------

Total Liabilities and
 Stockholders'
 Investment            $1,462,568  $1,380,900  $   81,668         5.9%
                       =========== =========== =========== ===========


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer
             www.zalecorp.com